Exhibit 99.1

ROCKY MOUNTAIN CHOCOLATE FACTORY APPOINTS CHARLES B. ARNOLD TO ITS BOARD OF DIRECTORS AND AUDIT COMMITTEE

DURANGO, Colo., June 28, 2024 (GLOBE NEWSWIRE) -- Rocky Mountain Chocolate Factory Inc. (Nasdaq: RMCF) (the “Company”, “we”, or “RMCF”), an international franchisor and producer of premium chocolates and other confectionery products, including gourmet caramel apples, today announced that Charles Arnold has been appointed to the Company’s Board of Directors (“the Board”), where he will serve as Chair of the Audit Committee.

Mr. Arnold is a seasoned corporate finance executive with over 20 years of experience leading strategic finance initiatives, including in various C-suite and Board-level positions across public and private companies. Prior to RMCF, Mr. Arnold was a director on the Board of National Security Group, Inc. (Nasdaq: NSEC) from May 2017 through NSEC’s merger with VR Insurance Holdings, Inc. in July 2022. Additionally, Mr. Arnold has served as the Chief Financial Officer of Abernathy Holdings, a company that specializes in the development and construction of Class A Self-Storage facilities throughout the Southwest, since June 2021. Mr. Arnold held several progressive leadership positions across accounting and finance from June 2004 through May 2017, including ten years with Church’s Chicken.

“We are pleased to welcome Charles to our Board of Directors and Audit Committee,” said Mark Riegel, RMCF’s Chair of the Nominating and Corporate Governance Committee. “Following Brett Seabert’s resignation from the Board, we considered multiple candidates based on recommendations by our shareholders, Board members and other key stakeholders of the Company. After completing our search process, we concluded that Charles brings the ideal combination of public company experience along with finance and accounting credentials. Charles’ skillsets will make him a valuable member of the Board.”

Mr. Riegel continued, “On behalf of the Board, I would like to thank Brett Seabert for his contributions to Rocky Mountain Chocolate Factory over the past seven years. We wish him the best in his future endeavors.”

Mr. Arnold received a Bachelor of Business Administration degree in accounting, and a Master of Business Administration in Accounting, from Troy State University. He is also a member of the American Institute of Certified Public Accountants.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc. is an international franchiser of premium chocolate and confection stores, and a producer of an extensive line of premium chocolates and other confectionery products, including gourmet caramel apples. Rocky Mountain Chocolate Factory was named one of America’s Best on Newsweek's list of "America's Best Retailers 2023" in the chocolate and candy stores category. The Company is headquartered in Durango, Colorado. Its subsidiaries, franchisees and licensees currently operate over 260 Rocky Mountain Chocolate stores across the United States, with several international locations. The Company's common stock is listed on the Nasdaq Global Market under the symbol "RMCF."

Investor Contact

Sean Mansouri, CFA

Elevate IR

720-330-2829

RMCF@elevate-ir.com